Exhibit 10(c)

2023 Annual Incentive Program Summary

Magellan's 2023 Annual Incentive Program (“AIP”) is a discretionary bonus program to encourage individual activities that will improve the overall financial and operational performance of Magellan Midstream Partners, L.P. (“Magellan”). The 2023 AIP payout will be based on a combination of Magellan's performance and individual performance as determined by results achieved in the 2023 calendar year.

A “Funding Metric” has been established that sets a floor of performance for Magellan below which no payout for any metric will be made. The AIP has financial metrics that are used to measure profitability as well as metrics for environmental, safety and culture performance. Goals for levels of achievement have been set for each metric. Payouts under the AIP begin after the threshold level of performance is achieved and the maximum payout occurs if results reach the stretch targets.

If target performance is achieved, 100% of the calculated payout is eligible to be paid under the AIP. If stretch performance is achieved, 200% of the calculated payout is eligible to be paid. If threshold is achieved, 50% of the calculated payout is eligible to be paid. If the results are lower than threshold, 0% of the calculated payout is eligible to be paid. The calculated payout percentage for performance between threshold and target, or between target and stretch, will be interpolated. Fifty percent (50%) of each eligible employee’s payout is subject to a personal performance adjustment.

Employees are eligible for the 2023 AIP if a regular full-time or part-time employee with a standard hour classification of 20 or more hours per week, including employees on military leave. Ineligible employees include, but are not limited to, employees on leave without pay, limited scope employees, contract employees, those whose employment ended prior to the award payout and employees with zero eligible earnings in the calendar year.

To be eligible to receive a payout, an employee must be employed during the calendar year including the last day of the calendar year and remain employed until the award is actually paid. Exceptions to this requirement will be made where a participant's employment is terminated as a result of retirement, death or the participant becomes eligible for long-term disability. Such employees will be eligible for a prorated award based on their compensation earned in the portion of the year worked prior to the employment termination or disability event. A participant, whose employment is terminated anytime between the end of the calendar year, but prior to the distribution of the payout under any other circumstances, will forfeit any award payable under the AIP. Forfeited awards will be allocated to all other eligible employees.

Eligible earnings include an employee's regular base pay and eligible overtime pay for the period in which the employee is a participant in the AIP, including, but not limited to, hours worked during a normal workday, Paid Time Off (PTO), short term disability, holiday pay, jury duty pay, bereavement pay and shift differentials, but excludes extraordinary compensation such as geographical differentials. Eligible earnings will exclude any unused PTO paid out due to the employment retirement, termination or disability event.

After the eligible payout is determined based on Magellan's metric results, an adjustment may be made based on the employee's individual performance. This adjustment, if applied, would adjust 50% of an employee's eligible incentive payout based on management's assessment of the employee's performance on individual goals and the employee's performance of job responsibilities. This adjustment can range from 0% to 200% of the 50% amount that is subject to the personal performance adjustment.

2023 Annual Incentive Program Metrics

FUNDING METRIC
Metric Threshold
Distributable Cash Flow Funding occurs at greater than or equal to $851 million

The threshold funding metric is based upon the amount of distributable cash flow required for Magellan to maintain its 2022 fourth quarter distribution rate to unitholders throughout 2023.

PERFORMANCE GOALS
($ in Millions)

Metrics	Weight	Threshold	Target	Stretch
EBITDA less Maintenance Capital	75%	$1,262	$1,386	$1,488
Environmental, Safety & Culture Performance	25%	Discretionary	Discretionary	Discretionary

METRIC ADJUSTMENTS

If an acquisition or divestiture occurs during the year, the financial metrics may be adjusted to reflect the impact of the transaction. The Environmental, Safety & Culture Performance actual results may exclude acquisitions until the new locations have a full calendar year to become compliant with Magellan’s System Integrity Plan policies and procedures.

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